UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2011

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-169075	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Methodist North Medical Office Building

On November 10, 2011, the board of directors of American Realty Capital Healthcare Trust, Inc. (the “Company”) ratified the Company’s entry, through its sponsor, American Realty Capital V, LLC, into a purchase and sale agreement to acquire a ground leasehold interest in a three-story outpatient center leased to Methodist Services, Inc., an Illinois not for profit corporation (“Methodist”), and located in Peoria, Illinois. Methodist is a subsidiary of the ground lease guarantor, Methodist Health Services Corporation. The seller of the ground leasehold interest is Peoria MOB Owners LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

Pursuant to the purchase and sale agreement, with an effective date of August 11, 2011, as amended on September 12, 2011, September 20, 2011 and September 23, 2011, the Company’s obligation to close upon the acquisition of the ground leasehold interest is subject to customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchase of the ground leasehold interest, there can be no assurance that the Company will acquire the ground leasehold interest. The purchase and sale agreement contains customary representations and warranties by the seller.

The contract purchase price of the ground leasehold interest is approximately $24.6 million, exclusive of closing costs, at a capitalization rate of 7.95% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price). The Company intends to fund 45% of the purchase price with proceeds from its ongoing initial public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The property was completed in January 2010 and contains approximately 73,000 rentable square feet. The property is 100% leased to Methodist pursuant to two tenant leases. The tenant leases require annualized straight-line rental income of approximately $1.2 million and expire in December 2024 and January 2025, respectively. The tenant leases have no renewal options and contain annual contractual rental escalations of 2%. The tenant leases are double net whereby Methodist is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent.

The ground lease, which commenced in July 2008, has an initial term of 50 years that expires in July 2058. The ground lease contains annual contractual rental escalations of 2%. The ground lease contains two 25-year renewal options. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $13,000.

Odessa Regional Medical Center

On November 10, 2011, the board of directors of American Realty Capital Healthcare Trust, Inc. (the “Company”) ratified the Company’s entry, through its sponsor, American Realty Capital V, LLC, into a purchase and sale agreement to acquire a ground leasehold interest in an on-campus medical office building leased to Odessa Regional Hospital, LP (“Odessa Regional”) and located in Odessa, Texas. Odessa Regional is a subsidiary of the guarantor, IASIS Healthcare Corporation. The seller of the ground leasehold interest is Odessa MOB Owners LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

Pursuant to the purchase and sale agreement, with an effective date of August 11, 2011, as amended on September 12, 2011, September 20, 2011 and September 23, 2011, the Company’s obligation to close upon the acquisition of the ground leasehold interest is subject to customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchase of the ground leasehold interest, there can be no assurance that the Company will acquire the ground leasehold interest. The purchase and sale agreement contains customary representations and warranties by the seller.

The contract purchase price of the ground leasehold interest is approximately $7.4 million, exclusive of closing costs, at a capitalization rate of 8.12% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price). The Company intends to fund 45% of the purchase price with proceeds from its ongoing initial public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The property was completed in June 2008 and contains approximately 39,000 rentable square feet. The property is 100% leased to Odessa Regional. The tenant lease requires annualized straight-line rental income of approximately $0.6 million and expires in May 2023. The tenant lease has no renewal options and contains annual contractual rental escalations of 2%. The tenant lease is double net whereby Odessa Regional is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent.

The ground lease, which commenced in July 2007, has an initial term of 50 years that expires in June 2057. The ground lease contains contractual rental escalations of 10% every five years. The ground lease contains two 25-year renewal options. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $1,900.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

	By:	/s/ Nicholas S. Schorsch
Date: November 17, 2011		Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors